Company Name: SB Financial Group Inc
Company Ticker: SBFG US
Date: 2015-04-28
Event Description: Q1 2015 Earnings Call

Market Cap: 53.27
Current PX: 10.85
YTD Change($): +1.45
YTD Change(%): +15.426

Bloomberg Estimates - EPS
Current Quarter: N.A.
Current Year: N.A.
Bloomberg Estimates - Sales
Current Quarter: N.A.
Current Year: N.A.

Q1 2015 Earnings Call

Company Participants

- Keeta Diller, Senior Vice President and Corporate Secretary
- Mark Klein, Chief Executive Officer
- Jonathan Gathman, Executive Vice President
- Tony Cosentino, Chief Financial Officer

Presentation

Operator

Good afternoon, and welcome to the SB Financial First Quarter 2015 Financial Results Conference Call. All participants will be in a listen-only mode. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Keeta Diller. Please go ahead.

Keeta Diller, Senior Vice President and Corporate Secretary

Good afternoon, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our website at www.yoursbfinancial.com, under Investor Relations. Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, let me add that this call may contain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein, Chief Executive Officer

Thank you, Keeta and good afternoon everyone. Welcome to our first quarter conference call for 2015. We just issued our earnings release yesterday, and of course those details can be accessed on our website with the 8-K that we filed. As with prior quarters, I will make some high level comments on our overall performance this past quarter, and then Tony Consentino, our CFO will provide more detail on the numbers. I will close with our general view on the markets and key performance metrics that we feel will potentially deliver our vision of high performance at or above the 75th percentile of our peer group.

Highlights include net income for the quarter of $1.5 million or $0.26 per share, representing a significant increase of over 50% or approximately $500,000 over the prior quarter, but a nominal decline from the linked quarter. Considering our recent preferred convertible issue last year fully converted, our net income available to common is up over 30%

with earnings per share of $0.23. Encouragingly, we also managed to increase top line revenue this quarter by over 23% or $1.7 million from the prior year quarter to $9.2 million. Periodic return for holders of our common stock was over 13%.

Mortgage volume was very robust for the quarter with a total volume of $75 million and $1.4 million in total loan sale gains that accounted for a significant portion of our year-over-year performance improvement. Asset quality metrics and portfolio performance continue to enable us to deliver quality earnings without releasing reserves and our SBA loan generation strategy is providing additional revenue and interest margin as well as conventional loan sale gains.

Key drivers of our performance improvement were an expanded residential real estate strategy that included over $1.4 million and net mortgage banking revenue, stable earning asset and funding yields and constrained operational expenses. Our stock performance for the quarter as I mentioned was a strong 13%, representing a dividend yield of approximately 2% and stock appreciation of 11% with a P/E ratio of 9.9 times a bit closer to Peer Median.

In fact, in 2013 we performed at the 55th percentile of 64 publicly traded peer banks with assets between $500 million and $1 billion and in 2014, we improved to the 62nd percentile outperforming six more peer banks. Our intention is to move up eight more banks to 48 out of 64 peer banks and now then pierce that 75th percentile.

To ensure we continue on our path of improvement, we intend to relentlessly pursue our five key strategic initiatives we've identified to lead us to that high-performance goal to which we aspire both in the short-run technically and in the long-run strategically. These five include diversifying our revenue streams, strengthening our penetration in all markets served, expanding product service utilization by new and existing clients, delivering gains in operational excellence and sustain that hard-fought asset quality. And now I'd like to expand a bit on each.

With regard to revenue diversity, the foundation for our top quartile performance in the non-interest income arena, particularly in this protracted low rate environment remains our three key drivers; loan sale gains from residential real estate, agricultural and now SBA credits, assets under management and our Wealth Management Division and our deposit service fees.

Loan sale gains continue to provide our earnings momentum, while mortgage banking provided the bulk of our gains at $1.4 million this quarter, agricultural loan sale gains contributed $74,000 with SBA sales adding another $179,000. Aggregately these sources provided $1.7 million or approximately 47% of our total non-interest income and 18.5% of total revenue. We continue to believe that our ability to leverage our entrance into a new household through our diverse business lines, provides the unique opportunity to expand the relationship with more services once there.

Non-interest income continues to provide earnings momentum, while our regional leaders provide long-term earnings stability with organic balance sheet growth. As we discussed last quarter, we have expanded our strategies to drive even more non-interest income. This includes a more focused approach and clear vision for SBA lending, more mortgage loan officers and an expanded staff to better attract and manage wealth assets.

Our SBA focus has led to a significant improvement over the same quarter last year with four additional mortgage lenders that led to 100% increase over the year ago quarter volume and the restructured wealth management staff that will drive penetration into the new markets of Findlay and Columbus, Ohio.

We streamlined our retail line of deposit products last year and now we are focusing on our commercial deposit product line-up. We have identified our opportunities to drive improvements and potentially greater fee income and we are rolling out our new slate of bundled commercial services this coming quarter, including a more robust electronic banking suite of products. Much like the retail realignment project, this commercial realignment prepares us for market growth.

Finally, we now have in place the staff strategy and focus to drive a key business line segment SBA lending. This more focused strategy is designed to provide businesses, the capital to grow and acquire assets, enhance our performance improvement and provide us another gateway into businesses and consumer households across our expanded footprint.

This past quarter, we've realized gains of over $179,000 on volume of $4.5 million. Key leadership, a focused strategy, new software, renewed incentives and prudent loan approvals are leveraging our presence in this exciting new line of

business.

Our second initiative continues to be to grow our market share by increasing our presence in the lower share higher growth markets. Our business model and specifically organic balance sheet growth continues to hinge on regional executive leadership acrossed our entire footprint. This includes our newest de novo expansion into Findlay, Ohio which we announced last quarter and opened this quarter.

Under the leadership of seasoned in market bank executives, we are poised to continue to expand our presence in this new low share, high growth market. Key leadership in this new market will drive our holistic approach to client care. Our team includes a commercial lending focus by regional executive Mike Epps, mortgage expertise from two seasoned Findlay mortgage lenders, Tony Konecny and Scott Poling, Private Client Services by long-term resident, Crystal Ellerbrock and wealth management leadership by seasoned veteran and Findlay product, Craig Kuhlman.

Clearly, leadership expertise here is the pre-requisite, but roots by each in Findlay provide potentially a competitive advantage.

Our plans for full service expansion in Columbus, Ohio are progressing as planned with an early third quarter 2015 opening. Our plans to leverage our $100 million balance sheet, our $200 million average annual residential loan volume and nearly 3,000 households into multiple service households. Our team led by regional president, Dave Homoelle and mortgage executive, Steve Watson continues to add resources to drive results and take market share with this new full service office expansion. This includes niches like SBA lending, wealth management and private client services.

Third is our desire to continue to organically grow both sides of the balance sheet with not only more services with existing clients, but with new clients as well. With some of our largely rural slower growth markets this is a strategy to grow market share and gain scale.

Cross-selling additional services to clients to solve financial need both in seasoned markets and expansion ones remains the heart of our growth initiatives. In addition to expanding client relationships at account inception, we now have a more focused approach to increase services per household and the leadership of our Client Experience Officer, Laura Kline whom we announced last year. This initiative delivered over 5,300 more services in 2014 to new clients, and this quarter we identified 118 new households and 790 additional services as a result of our client care. Our on-boarding and re-boarding efforts by our retail staff are central to this organic growth initiative. The goal here is to focus on our niche markets where we have the products and the people to excel, as we improve our four plus service household that currently represent just 29% of our total households.

Business lines working interdependently potentially provide us a competitive advantage. This collaborative approach also supports our value proposition that identifies us as our client financial services partner. In that spirit, it is only when our clients win do we as an organization, win also. This comprehensive approach to trust based client care provided over 1,900 referrals to business partners this past year to service our clients.

Our focus on the client this quarter revealed 421 more referrals that represented over $12.6 million in new business solutions for our clients. By utilizing remote capture mobility, our mobile banking and payment services application with other IT driven delivery channels, we are better positioned to grow in existing and new markets.

Finally, this quarter, we implemented a key initiative to expand our relationship with mortgage clients with a new lender performance metric. Our approach is to identify more client solutions, at loan inception, as well as in the coming months through our on-boarding and re-boarding efforts in order to simplify the clients' financial life and assist us with our organic balance sheet growth.

The fourth key theme required for us to deliver on our performance improvement commitment is operational excellence. As an organization, we realize it's nearly impossible to grow the front end of our franchise, without a robust engaged staff in the back room, while our number of sold loans increased by nearly 10% or over 400 loans in 2014, our back room full time staff equivalent remained constant at 32. This sold loan growth represents a nearly $60 million addition to our servicing portfolio and now stands over $687 million. We are moving closer to our goal of a $1 billion

servicing portfolio.

Last year, we reported market leading organic growth of approximately $40 million to $516 million. Opportunities this quarter moderated a bit as several larger asset sales by clients and balance sheet restructuring led to loan payoffs at over $5 million. A strong pipeline and scheduled second quarter closing should reveal new growth and nearly all of our five reasons that Jon Gathman, our Senior Lender will touch on momentarily.

Mortgage lending remains a center-post for our profitability and services per household improvement. Last year we closed $220 million in over 1,200 loans. This quarter with the production of $75 million, it was one of our strongest first quarters in recent times. This surge in volume in part reflects the addition of more mortgage lending officers in our traditional markets, as well as newer markets like Findlay and Columbus.

Our focus remains to leverage data and analytics to boost operational efficiency that should lead to a leaner operating model. Additionally with the integration of our new MCIF platform, Marquis we will have access to smarter data that will provide a more focused approach to expanding relationships and to help drive organic growth.

Finally to enhance our risk management process, we recently announced the creation of an internal cyber security team. This dynamic forum will drive the identification and mitigation of IT challenges, as well as deployment of best practices to keep our clients' information safe and secure.

And now our fifth and final strategy, asset quality metrics. With incremental improvement identified, we now remain focused on maintaining our quality. Highlights for the quarter include past due loans at 1.3%, non-performing assets of $6.2 million or 0.86% of total assets, reserve to total non-performing loans increased to 114% and our allowance as a percentage of total loans improved to 1.33%.

I would now ask Jon Gathman, our senior lender to update us on the potential loan growth for the second quarter. Jon?

Jonathan Gathman, Executive Vice President

We are encouraged that our loan pipeline has improved for the second quarter compared to our first quarter production was largely returned to levels we saw in 2014. We expect to close approximately $10 million in commercial business in the month of May. This figure does not represent any production from our newly opened Findlay office, which we expect to begin contributing to loan growth imminently. We recognized a significant level of budgeted line pay downs and some anticipated loan payoffs in the first quarter, they contributed to pressure on loan growth that we do not anticipate repeating.

In the second quarter each of our regional leaders implemented a plan for their respective area that in aggregate represents incremental additional calling efforts, products and pricing strategies, that we believe will continue to build on our second quarter efforts throughout 2015. Our decentralized model and leadership throughout our geographic footprint is designed specifically to afford us the ability to efficiently increase production when required. Thank you.

Mark Klein, Chief Executive Officer

At this time, I would like to ask Tony Consentino to provide some details on our quarterly performance. Tony?

Tony Cosentino, Chief Financial Officer

Thanks, Mark. Let's start with a few high-level comments on some of the factors that affected our results. First, total revenue on a fully taxable equivalent basis was up 23.2% from the prior year and up 5.2% from the linked quarter. Second, loan growth was up $30 million over the prior-year quarter or 6.2 percent. Third, the impact of the early payoff of our trust preferred securities in the third quarter of 2014 resulted in an improvement in net interest margin of 15 basis points.

Now let's take a look at our results in the context of Mark's comments on our strategic initiatives and overall industry condition. Starting with the income statement. On the revenue front, specifically margin, net interest income on a fully taxable equivalent basis was up for the linked quarter by 0.5% and up 14.3% from the prior year. End of period loan balances were up $29.9 million, an increase of 6.2%, that were flat to the linked quarter. Earning asset yield increased by 4 basis points from the prior year quarter.

On the funding side, we continue to reduce our cost of interest bearing liabilities which came in at 49 basis points for the quarter. This was down 25 basis points from the 74 in the first quarter of 2014. Net interest margin at 3.71% was also up 25 basis points from the prior year, and down only 2 basis points from the linked quarter. As we said, we retired our 10.6% TRUP in the third quarter of 2014, which allowed us to realize significant savings and interest costs this quarter versus the prior year. In fact, the early termination improved our year-over-year margin by 18 basis points.

Now turning to fee income, for the quarter, mortgage originations of $75 million were up $41.4 million or 123% from the prior year and up $22.9 million or 44% from the linked quarter. Total gains on sales came in at $1.4 million in excess of 2% on our sold volume of $64 million. Our servicing portfolio now of $687 million provided revenue for the quarter of $420,000. The servicing rights on the portfolio continue to gain in value. At March 31, 2015 these rights were $5.9 million, a 12% improvement over the first quarter of 2014, we still have a slight impairment remaining of $491,000 which was expanded this quarter with an $80,000 impairment.

Other fee income for the quarter at $2.1 million was flat to the linked quarter and up 22.7% from the prior year. This growth was driven by other loan sale gains of $253,000 and increases in service fees on our new Relationship Rewards deposit products.

On the expense side, this quarter we were up $565,000 or 9.3% from the prior year and compared to the linked quarter, expenses were up 4.4%. Such growth was driven by higher commissions related to our salable loan volume, as well as expenses for our new Findlay office. Our efficiency ratio for the quarter came in at 72.8% reflecting the higher revenue for the quarter. This quarter provided positive operating leverage for the company as revenue growth was 2.5 times our expense growth level.

Now if we turn to the balance sheet and asset quality, our loan growth, as Jon indicated this quarter trailed our budgeted levels. Our expectation based upon the pipeline is that going forward loan growth will continue to match the pace of our 2014 results. Compared to the prior year, our loan growth was however diverse for the quarter. Residential real estate led the way with $16.8 million in growth followed by commercial real estate of $5.1 million and agricultural lending of $5.2 million.

On the deposit side, we are up from the prior year by $45.6 million, an 8.6% growth rate, and up from the linked-quarter by $27.4 million or 5%. Included in that growth is an improvement in our non-interest bearing balances as a percentage of deposits to 17.7% from 15.7% one year prior.

Non-performing loans and assets continued to decline in the first quarter of 2015. Total non-performing assets now stand at $6.2 million with 97% in non-performing loans and 3% or $207,000 in OREO properties. The total level of non-performing assets is down $633,000 from the year ago quarter and down $997,000 from the linked quarter. Included in our non-performing asset total is $1.5 million in a accruing restructured credits. These restructured loans, which were nearly all maturity extensions add significantly to our non-performing level, absent these accruing restructured credits, our total non-performing asset ratio would be just 56 basis points. We have three large credits that comprise 44% of our total problem assets. Our OREO balances of $207,000 are nearly all residential real estate properties and our stated values should match closely to proceeds upon disposition.

Coverage of our non-performing loans with our allowance stayed above the one-to-one level of 114% and net charge-offs annualized for the quarter were just 23 basis points at $292,000.

I'll now turn the call back over to Mark for some closing comments.

Mark Klein, Chief Executive Officer

Thank you, Tony. Before we open our call up for questions, I want to reiterate our commitment to five key initiatives that we feel will deliver our top quartile performance as I mentioned earlier. Diversifying and expanding our revenue streams, strengthen the penetration in all markets, expanding product service utilization by new existing clients, delivering gains and operational excellence and sustaining our asset quality.

Overall, our quarterly results have provided the initial momentum vital to making 2015 a special year for SB Financial Group. Our challenge remains to prudently balance loan growth opportunities in the midst of historically low rates and a marginally improving economy with our desire to improve scale and efficiency and deliver higher performance. Economically, unemployment has declined to approximately 5.5%. The Federal Reserve appears content to keep rates low for the bulk of 2015 as overall inflation is well below the 2% threshold and the housing market appears to be marginal at best. The slower growing economy and thin margins are requiring us to re-think everything we do.

That said, we intend to continue to leverage our regional expertise and business line leadership and products into lower share higher growth markets to drive higher performance. We have a solid start to the year with high expectations of moving closer to our vision of high performance at or above the 75 percentile. We welcome the challenge and the opportunity.

And now, I'll turn the call back over to Keeta Diller for potential questions. Keeta?

Keeta Diller, Senior Vice President and Corporate Secretary

Thank you, Mark. Then we are now ready for our first question. While we're waiting for questions, I would like to remind you that today's call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Questions And Answers

Operator

We will now begin the question-and-answer session. (Operator Instructions). At this time, I'm showing no questions. I'd like to turn the conference back over to Mark Klein for any closing remarks.

Mark Klein, Chief Executive Officer

Thank you. And once again, thank you all for joining us this afternoon for our first conference call of the year. We look forward to speaking with all of you in July for a review of our second quarter 2015 results.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.